Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Bolsters Board’s Financial Expertise Through Appointment of Richard Dealy as Independent Director

OVERLAND PARK, Kan. (May 9, 2022) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced the appointment of Richard P. Dealy to the company’s board of directors. In addition to deep financial expertise, Dealy brings broad operational and leadership experience to the board.

“Rich has a proven track record of strong financial stewardship and value creation,” said Joe Reece, non-executive chairman of the board. “We look forward to benefiting from his knowledge and experience as we continue our growth efforts into the strategic, adjacent markets of lithium and fire retardants.”

Dealy currently serves as president and chief operating officer of Pioneer Natural Resources, an independent oil and gas exploration and production company. Prior to that role, which he has held since January 2021, Dealy spent 16 years as Pioneer’s executive vice president and chief financial officer, directing the corporate finance, accounting, treasury, budget and planning, supply chain and marketing functions of the company. He previously held finance positions of increasing responsibility at both Pioneer and its predecessor company, Parker & Parsley Petroleum Company. Dealy began his career as an auditor with KPMG LLP.

A certified public accountant, Dealy earned a Bachelor of Business Administration in accounting and finance from Eastern New Mexico University.

Dealy has been appointed to the Audit Committee and the Compensation Committee of the board. With Dealy’s appointment, the board of directors has expanded from eight members to nine.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company's growth efforts. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, including any amendments, as well as the company’s other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

Media Contact	Investor Contact
Rick Axthelm	Douglas Kris
Chief Public Affairs and Sustainability Officer	Senior Director of Investor Relations
+1.913.344.9198	+1.917.797.4967
MediaRelations@compassminerals.com	krisd@compassminerals.com

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